UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 16, 2007

SYNTROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (918) 592-7900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act            (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act             (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 16, 2007, Syntroleum Corporation (“we”, “us”, or “our”) entered into a Consolidation and License Agreement (“Agreement”) with Marathon Oil Company (“Marathon”). The Agreement grants Marathon the non-exclusive right to use our Fischer Tropsch process to produce synthetic crude. Among other things, this non-exclusive right includes rights:

•	in the construction and operation of Fischer Tropsch plants,
•	to make, use and/or sell products such as intermediate streams, by-products and synthetic crude, or
•	to perform research and development of our proprietary technology licensed in the Agreement.

Our revenue under the Agreement would be in the form of royalties based upon actual production volumes from any licensed plants constructed and operated by Marathon. The Agreement replaces the original Master Preferred License Agreement for our gas-to-liquid technology (see Item 1.02), and it establishes a limited master license for our coal-to-liquids technology. In addition to the royalty the Agreement also grants Syntroleum a non-exclusive royalty-free right to certain patents applicable to the Fischer Tropsch conversion process.

As a part of the Agreement, we have no ongoing obligation to disclose to Marathon any future inventions or improvements to our technology. Likewise, Marathon has no ongoing obligation to disclose to us any future inventions or improvements to our technology.

The Agreement commenced on January 16, 2007 and continues for 10 years for the licensing of our technology using coal, petroleum coke, natural gas or any other feedstock, excluding biomass and municipal waste feedstocks. It also automatically renews for an additional five year period in the event that Marathon enters into certain EPC contracts where an EPC contractor is engaged to carry out the detailed engineering design, procurement, construction and/or commissioning of a Fischer Tropsch plant in which Marathon will have an economic interest. Either party may terminate the Agreement for cause provided that the non-breaching party does not cure its breach within 45 days. However, Marathon has the right to terminate the Agreement in its sole discretion upon written notice of termination no less than 90 days prior to the date of such termination.

The Agreement was publicly announced in a press release on January 16, 2007, which press release filed as an exhibit hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

As part of the Agreement, we and Marathon agreed to terminate certain agreements between our two companies, including:

•	Master Preferred License Agreement, dated March 7, 1997;
•

Participation Agreement Syntroleum/DOE for SFP, dated May 8, 2002 effective January 1, 2001, as amended by the amendment effective December 10, 2002 and an Amendment #1 dated January 23, 2003 effective February 1, 2003;

•

Syntroleum Corporation Secured Promissory Note for $2.3 million dated February 1, 2003 and amended on June 9, 2004, March 4, 2005, and May 10, 2006 and Secured Promissory Note for $19 million dated May 8, 2002, as amended June 9, 2004, March 4, 2005, and May 10, 2006. Marathon also discharged an additional $6.3 million of accumulated interest associated with the Promissory Notes.

We agreed to pay Marathon two payments of $3 million each in December of 2008 and December of 2009.

The Participation Agreement consisted of agreements between us and Marathon to design, construct and operate a small footprint gas-to-liquids production facility. Both Promissory Notes were originally established in connection with the construction of our Fischer Tropsch Catoosa Demonstration Facility. None of the agreements contain material termination penalties which we must incur.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

99.1	Press Release of Syntroleum Corporation dated January 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION
Date: January 22, 2007	By:	/s/ Richard L. Edmonson
Richard L. Edmonson Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

99.1	Press Release of Syntroleum Corporation dated January 16, 2007.